                                                                 EXHIBIT 12

                   TENNECO AND CONSOLIDATED SUBSIDIARIES

   COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO
                FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                           (DOLLARS IN MILLIONS)

                           SIX MONTHS ENDED
                               JUNE 30,                   YEARS ENDED DECEMBER 31,
                          --------------------  -----------------------------------------------
                          PRO FORMA             PRO FORMA
                            1996    1996  1995    1995     1995    1994    1993   1992    1991
                          --------- ----  ----  --------- ------  ------  ------ ------  ------
Income from continuing
 operations.............    $ 66    $317  $257    $105    $  489  $  503  $  463 $  532  $  520
Add:
 Interest...............      75     216   215     187       425     381     349    321     326
 Portion of rentals
  representative of
  interest factor.......       2      30    29       3        59      56      55     53      50
 Preferred stock
  dividend requirements
  of majority-owned
  subsidiaries..........     --       10    11     --         22     --      --     --      --
 Income tax expense
  (benefit) and other
  taxes on income.......       2     175   185     (46)      279     249     298    376     298
 Amortization of
  interest capitalized
  applicable to
  nonutility companies..       2       3     2       3         5       4       4      2       1
 Interest capitalized
  applicable to utility
  companies.............     --      --      1       2         2       1       1      2       4
 Undistributed
  (earnings) losses of
  affiliated companies
  in which less than a
  50% voting interest
  is owned..............      (1)     (1)   (8)     (9)       (9)     (3)      3     (3)     (4)
                            ----    ----  ----    ----    ------  ------  ------ ------  ------
   Earnings as defined..    $146    $750  $692    $245    $1,272  $1,191  $1,173 $1,283  $1,195
                            ====    ====  ====    ====    ======  ======  ====== ======  ======
Interest................    $ 75    $216  $215    $187    $  425  $  381  $  349 $  321  $  326
Interest capitalized....       4      11     3       2         9       4       3      6      20
Portion of rentals
 representative of
 interest factor........       2      30    29       3        59      56      55     53      50
Preferred dividend
 requirements of
 majority-owned
 subsidiaries on a pre-
 tax basis..............     --       16    20     --         30     --      --     --      --
                            ----    ----  ----    ----    ------  ------  ------ ------  ------
   Fixed charges as
    defined.............      81     273   267     192       523     441     407    380     396
                            ----    ----  ----    ----    ------  ------  ------ ------  ------
Preferred dividends on a
 pre-tax basis..........      21       8    10      42        19      89     105    103      24
                            ----    ----  ----    ----    ------  ------  ------ ------  ------
   Fixed charges as
    defined and
    preferred stock
    dividends...........    $102    $281  $277    $234    $  542  $  530  $  512 $  483  $  420
                            ====    ====  ====    ====    ======  ======  ====== ======  ======
Ratio of earnings to
 fixed charges..........    1.80    2.75  2.59    1.28      2.43    2.70    2.88   3.38    3.02
                            ====    ====  ====    ====    ======  ======  ====== ======  ======
Ratio of earnings to
 fixed charges and
 preferred stock
 dividends..............    1.43    2.67  2.50    1.05      2.35    2.25    2.29   2.66    2.85
                            ====    ====  ====    ====    ======  ======  ====== ======  ======
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